Exhibit 99.1

San Joaquin Bancorp

Administrative Offices
1000 Truxtun Avenue	Phone: (661) 281-0360
Bakersfield, CA 93301	Fax: (661) 281-0366

News Release

San Joaquin Bancorp-Strong Performance-Earnings Up 28%

BAKERSFIELD, Calif., February 7, 2007 (Business Wire):

San Joaquin Bancorp (OTCBB: SJQU), a bank holding company with $747 million in assets, today announced financial results for the year ended December 31, 2006.

For the year ended December 31, 2006, net income after tax was $8.52 million, an increase of 28% compared to $6.67 million in net income reported for the same period in 2005. Earnings per share for the period were $2.30 per diluted share compared to $1.83 per diluted share reported for 2005, which is an increase of 26%.

Net income after tax for the fourth quarter was $1.81 million, a 4.2% decrease from $1.89 million in net income reported for the fourth quarter of 2005. Earnings per share for the fourth quarter of 2006 were $0.49 per diluted share compared to $0.51 per diluted share reported in the fourth quarter of 2005, which is a decrease of 3.9% . The decrease resulted principally from increases in non-interest expense, the provision for loan losses, and taxes compared to the fourth quarter of 2005.

On January 25, 2007, the Board declared a cash dividend of $0.27 per common share. The dividend is payable to shareholders of record as of February 28, 2007 and is payable on March 15, 2007.

Bart Hill, President, said, "San Joaquin Bancorp had outstanding performance for 2006 with strong operating results and total assets growing to nearly $750 million. While fourth quarter after tax results were down slightly compared to 2005, the Company is well positioned for 2007 with excellent credit quality and record loan levels. We are very pleased with the results we delivered to our shareholders with return on equity of 19.58% and return on assets of 1.26% . San Joaquin Bank also continued to be a leader in market share gains for Kern County commercial bank deposits, with a deposit share of 10.5% at mid-year, the fourth largest of 22 FDIC insured institutions in the County."

Highlights for the year:

  Net income - up 28% to $8.52 million
  Loans, net of unearned fees - up 32% to $536 million
  Deposits - up 12% to $643 million
  Assets - up 19% to $747 million
  Annual Cash Dividend – up 12.5% to $0.27 per share

Income Statement

Total interest income for the fourth quarter of 2006 was $12.6 million compared to $9.4 million reported in the same quarter 2005, an increase of $3.2 million, or 34%. For the year, interest income was $46.5 million compared to $32.3 million in 2005. Strong loan demand, rising rates, and a higher reinvestment rate of proceeds from maturing investments were the primary driving factors for the increase. Average earning assets as a percent of average total assets increased from 91.8% at the end of 2005 to 92.5% at yearend 2006.

Interest expense for the fourth quarter of 2006 was $5.4 million compared to $3.0 million for the fourth quarter of 2005. Interest expense for the year was $17.8 million compared to $9.0 million reported in 2005. Increasing interest rates paid on deposits accounted for the majority of the change along with volume growth in core money market and non-core short-term borrowings.

Net interest margin decreased in the comparative fourth quarters from 4.51% in 2005 to 4.37% in 2006 primarily due to higher funding costs consisting of non-core Federal Home Loan Bank advances, time deposits and additional interest expense from $10 million in trust preferred securities issued in September 2006. For the year, net interest margin increased to 4.60% compared to 4.51% in 2005. The rise was primarily the result of net loan growth, with average earning assets increasing $109 million for 2006 compared to 2005. This resulted in a more favorable overall yield. The variety of funding sources available such as brokered deposits, public funds, short-term borrowings and trust preferred securities helped with the management of funding costs.

Non-interest income was $841,000 for the fourth quarter of 2006 compared to $664,000 for the same period in 2005. Non-interest income was up $364,000 for the year in 2006 at $3.1 million compared to $2.7 million in 2005. The improvements for the quarter and the year were due to an increase in customer service fees other than deposit fees, additional income from increases in cash surrender value of life insurance policies, and dividend income from Federal Home Loan Bank stock. Fees from deposit accounts were down $100,000 compared to the fourth quarter in 2005. This was primarily due to higher balances maintained by customers.

Non-interest expense increased to $3.9 million for the fourth quarter of 2006 compared to $3.5 million in the same period of 2005. For the year, non-interest expense increased to $15.1 million compared to $13.3 million in 2005. The increases of $0.4 million for the quarter and $1.6 million for the year resulted mainly from increases in salaries and employee benefits, including normal adjustments and staff additions, and additional expense from accruals under the supplemental executive retirement plan (SERP). Professional fees for the year rose $331 thousand in 2006 due to increased costs attributed largely to the formation of San Joaquin Bancorp and issuing $10 million in trust preferred securities. However, the Company’s efficiency ratio continued to improve on a year over year basis from 51.19% in 2005 to 47.59% in 2006, demonstrating increased overall operating efficiency compared to the prior year. Efficiency ratio measures the Company’s operating expense to total income, net of interest expense.

In the fourth quarter of 2006, the provision for loan losses was increased to $600,000 compared to $300,000 in 2005. Provision for loan losses was $1.7 million for the year in 2006 compared to $1.2 million in 2005. The additional provisions for the quarter and the year were prompted by significant growth in the loan portfolio. Annual provision for loan losses is determined by the calculation of allowance for loan loss adequacy using various factors such as historical loss and industry default rates, peer group comparisons, and loan quality classifications.

Return on average assets for the year increased from 1.19% in 2005 to 1.26% in 2006. Return on average equity increased from 18.57% in 2005 to 19.58% in 2006.

Balance Sheet

Total assets increased from $627 million in 2005 to $747 million in 2006. This increase was mainly the result of strong loan growth. Assets grew by over 19% for the year.

Total loans, net of unearned fees, increased $129 million to $536 million, or 32%, compared to $407 million at the end of 2005. The allowance for loan losses increased to $8.4 million, a $1.4 million increase over the year-end 2005 level, while credit quality was stable-to-improved compared to 2005. The increase in loans was primarily attributable to growth in real estate loans to finance construction, land development, and commercial properties.

Total investment securities decreased by $22 million or 13% in 2006 from $170 million to $148 million at the end of the year. Held-to-maturity securities decreased by $27 million primarily due to normal maturities while available-for-sale securities increased by $5 million from the reclassification and purchase of additional bank-qualified tax-exempt securities.

Total deposits were $643 million at the end of 2006 compared to $576 million in 2005. The increase of $67 million, or 12%, was primarily due to growth in time, savings, and money market accounts. Time deposits $100,000 and over increased by $26 million, or 128%, over 2005 due to the use of brokered deposits and public funds. Interest-bearing deposits increased by $63 million while noninterest-bearing deposits increased by $4 million.

The Company increased its use of non-core funding consisting of Federal Home Loan Bank (FHLB) advances, time deposits in amounts greater than $100,000, brokered time deposits, public funds, and other borrowings as strong loan demand outpaced deposit growth. At December 31, 2006, non-core funds were $95 million compared to $27 million at December 31, 2005. Non-core funding accounted for approximately 14% of total funding at yearend 2006 compared to 5% in 2005.

Asset Quality

The Company had net charge-offs of $324,000 in 2006 compared to $562,000 in net charge-offs for 2005. The allowance for loan losses was $8.4 million and $7.0 million or 1.57% and 1.72% of loans at December 31, 2006 and 2005, respectively.

Nonperforming and restructured loans were $153,000 at December 31, 2006, compared to $727,000 at December 31, 2005. The percentage of nonperforming and restructured loans to total loans, net of unearned income, was 0.03% at the end of 2006 compared to 0.18% at the end of 2005.

Total nonperforming and restructured assets were $796,000 at December 31, 2006, compared to $1.4 million at December 31, 2005. Nonperforming and restructured assets as a percentage of total assets were 0.11% and 0.23% at the end of 2006 and 2005, respectively.

San Joaquin Bancorp assesses and manages credit risk on an ongoing basis through a formal credit review program and approval policies, internal monitoring and formal lending policies of its wholly-owned bank subsidiary, San Joaquin Bank. The Company believes that the Bank’s ability to identify and assess risk and return characteristics of the loan portfolio is critical for profitability and growth of the consolidated group. The Company, through the Bank, emphasizes credit quality in the loan approval process, active credit administration and regular monitoring. The Bank has designed and implemented a comprehensive loan review and grading system that functions to monitor and assess the credit risk inherent in the loan portfolio.

Capital

Total shareholders’ equity at December 31, 2006 was $48 million compared to $39 million at December 31, 2005. Total Tier I capital was $58 million at the end of 2006 compared to $39 million in 2005. Total Tier I capital at yearend 2006 included $10 million in junior subordinated notes purchased by San Joaquin Bancorp Trust #1, a Delaware trust wholly-owned by the Company. The Trust funded the purchase with proceeds from the issuance of qualifying trust preferred securities in a private placement, which was consummated on September 1, 2006. Capital ratios for the Company continue to remain above the well-capitalized guidelines established by bank regulatory agencies.

Additional Information

San Joaquin Bancorp is a bank holding company formed in 2006 and is subject to the regulatory oversight of the Board of Governors of the Federal Reserve System. San Joaquin Bank, wholly-owned by San Joaquin Bancorp, is an insured state-chartered member bank of the Federal Reserve System. The Bank was established in 1980 and is headquartered in Bakersfield, California. San Joaquin Bank is a full-service, community bank with three banking offices in Bakersfield and one in Delano. San Joaquin Bank emphasizes professional, personal banking service directed primarily to small and medium-sized businesses and professionals. The Bank also provides a full range of banking services that are available to individuals, public entities, and non-profit organizations.

FORWARD-LOOKING INFORMATION:

The following appears in accordance with the Private Securities Litigation Reform Act of 1995:

This press release contains forward-looking statements about San Joaquin Bancorp for which it claims the protection of the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995, including statements with regard to descriptions of our plans or objectives for future operations, products or services, and forecasts of our revenues, earnings or other measures of economic performance. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," or "may." Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors -- many of which are beyond our control -- could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements and reported results should not be considered an indication of our future performance. Some of these risk factors include, among others, certain credit, market, operational and liquidity risks associated with our business and operations, changes in business and economic conditions in California and nationally, rising interest rates, potential acts of terrorism (which are beyond our control), volatility of rate sensitive deposits and assets, value of real estate collateral securing many of our loans, accounting estimates and judgments, compliance costs associated with the company’s internal control structure and procedures for financial reporting. These risk factors are not exhaustive and additional factors that could have an adverse effect on our business and financial performance are set forth under “Risk Factors” and elsewhere in this quarterly report and in our annual report on Form 10-K.

Forward-looking statements speak only as of the date they are made. We do not undertake to update forward-looking statements to reflect circumstances or events that occur after the date forward-looking statements are made.

San Joaquin Bancorp and Subsidiaries
Consolidated Balance Sheet (unaudited)

	As of December 31
	2006	2005

ASSETS

Cash and due from banks	$ 31,869,000	$ 24,355,000
Interest-bearing deposits in banks	1,660,000	390,000
Federal funds sold	4,250,000	1,700,000

Total cash and cash equivalents	37,779,000	26,445,000
Investment securities:
Held to maturity	140,822,000	167,636,000
Available for sale	7,072,000	2,428,000

Total Investment Securities	147,894,000	170,064,000
Loans, net of unearned income	536,408,000	407,400,000
Less: allowance for loan losses	8,409,000	7,003,000

Net Loans	527,999,000	400,397,000
Premises and equipment	7,622,000	7,677,000
Investment in real estate	643,000	710,000
Interest receivable and other assets	25,561,000	21,721,000

TOTAL ASSETS	$ 747,498,000	$ 627,014,000

LIABILITIES

Deposits:
Noninterest-bearing	$ 189,793,000	$ 186,266,000
Interest-bearing deposits	452,861,000	389,267,000

Total Deposits	642,654,000	575,533,000
Short-term borrowings	32,200,000	-
Accrued interest payable and other liabilities	7,989,000	5,394,000
Long-term debt	17,098,000	6,797,000

Total Liabilities	699,941,000	587,724,000

SHAREHOLDERS' EQUITY

Common stock, no par value - 20,000,000 shares authorized;
3,486,222 and 3,435,896 issued and outstanding
at December 31, 2006 and 2005, respectively	10,368,000	9,970,000
Additional paid-in capital	145,000	-
Retained earnings	37,130,000	29,445,000
Accumulated other comprehensive income (loss)	(86,000)	(125,000)

Total Shareholders' Equity	47,557,000	39,290,000

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ 747,498,000	$ 627,014,000

     San Joaquin Bancorp and Subsidiaries Consolidated Statement of Income (unaudited)

	4th Quarters Ended December 31		Years Ended December 31

	2006	2005	2006	2005

INTEREST INCOME
Loans (including fees)	$ 10,873,000	$ 7,516,000	$ 39,615,000	$ 26,212,000
Investment securities	1,597,000	1,688,000	6,456,000	5,337,000
Fed funds & other interest-bearing balances	92,000	227,000	457,000	720,000

Total Interest Income	12,562,000	9,431,000	46,528,000	32,269,000

INTEREST EXPENSE
Deposits	5,025,000	2,915,000	16,190,000	8,631,000
Short-term borrowings	100,000	2,000	905,000	37,000
Long-term borrowings	312,000	106,000	733,000	378,000

Total Interest Expense	5,437,000	3,023,000	17,828,000	9,046,000

Net Interest Income	7,125,000	6,408,000	28,700,000	23,223,000
Provision for loan losses	600,000	300,000	1,730,000	1,200,000

Net Interest Income After Loan Loss Provision	6,525,000	6,108,000	26,970,000	22,023,000

NONINTEREST INCOME
Service charges & fees on deposits	196,000	205,000	787,000	887,000
Other customer service fees	373,000	305,000	1,322,000	1,151,000
Other	272,000	154,000	966,000	673,000

Total Noninterest Income	841,000	664,000	3,075,000	2,711,000

NONINTEREST EXPENSE
Salaries and employee benefits	2,440,000	2,104,000	9,448,000	7,815,000
Occupancy	261,000	240,000	942,000	895,000
Furniture & equipment	249,000	226,000	1,029,000	1,025,000
Promotional	135,000	239,000	568,000	667,000
Professional	342,000	209,000	1,227,000	896,000
Other	502,000	487,000	1,907,000	1,978,000

Total Noninterest Expense	3,929,000	3,505,000	15,121,000	13,276,000

Income Before Taxes	3,437,000	3,267,000	14,924,000	11,458,000
Income Taxes	1,627,000	1,382,000	6,404,000	4,785,000

NET INCOME	$ 1,810,000	$ 1,885,000	$ 8,520,000	$ 6,673,000

Basic Earnings per Share	$ 0.52	$ 0.55	$ 2.45	$ 1.95

Diluted Earnings per Share	$ 0.49	$ 0.51	$ 2.30	$ 1.83

Financial Highlights - December 31, 2006

(data in thousands except per share data)	---Years Ended---

(unaudited)	2006	2005

Net Interest Income	$ 28,700	$ 23,223
Non Interest Income	$ 3,075	$ 2,711
Addition to Provision for Loan Losses	$ 1,730	$ 1,200
Net Income	$ 8,520	$ 6,673
Total Assets	$ 747,498	$ 627,014
Total Net Loans	$ 527,999	$ 400,397
Total Deposits	$ 642,654	$ 575,533
Total Shareholders’ Equity	$ 47,557	$ 39,290
Basic Earnings per Share	$ 2.45	$ 1.95
Diluted Earnings per Share	$ 2.30	$ 1.83
Book Value per Share	$ 13.64	$ 11.44

Key Ratios:
Annualized Return on Average Equity	19.58%	18.57%
Annualized Return on Average Assets	1.26%	1.19%
Annualized Net Interest Margin	4.60%	4.51%
Efficiency Ratio	47.59%	51.19%

San Joaquin Bancorp Contact Information:

Bart Hill President (661) 281-0300

Stephen M. Annis Executive Vice President & CFO (661) 281-0360

Company Website: www.sjbank.com